EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the "Agreement"), dated as of November 7, 2023, is entered into by and between Kona Gold Beverages, Inc., a Delaware corporation (the "Company") and Robert Clark (the "Holder"). As used herein, the term "Parties" shall be used to refer to the Company and Holder jointly.

WHEREAS:

A. The Company warrants and represents that the Holder provided a Line of Credit (the "LOC") in the amount of $1,500,000 on April 4, 2019, with a current balance of $1,310,500.

The LOC listed above is referred to as the "Original LOC".

B. The parties desire to exchange the amounts due under Original LOC, totaling $1,310,500 for 8,000,000 shares of Series E Preferred Stock at a price per share equal to $.169 per share (the "Series E Preferred Shares").

C. The Holder warrants and represents that it is sophisticated and experienced in acquiring the securities of small public companies that has allowed it to evaluate the risks and uncertainties involved in acquiring said securities and thereby make an informed investment decision.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.00 Exchange of the Original LOC. The Parties agree that solely in consideration of the surrender of the Original LOC, that:

1.01 Issuance of Series E Preferred Stock. Upon the following terms and conditions:

(A) **Series E Preferred Stock.** The Company shall issue to the Holder, and the Holder shall acquire from the Company those certain Series E Preferred Stock issued as April 4, 2019 (DATE). The Parties further agree that the "Closing" and the "Closing Date" shall be deemed to occur upon the issuance of the Series E Preferred Stock as provided by Section 1.01 (A) of this Agreement.

(B) **Delivery of Documents.** The Company shall, at the Closing Date, deliver to the Holder the Series E Preferred Stock.

2.00 Representations of the Company. The Company hereby makes to the Holder the following representations and warranties as of the date of this Agreement and on each and every closing date hereafter:

2.01 Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement

and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Series E Preferred Stock by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement and the Series E Preferred Stock have been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.02 No Conflicts. The execution, delivery and performance of this Agreement and the Series E Preferred Stock by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company's or any of its subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or subsidiary debt or otherwise) or other material understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any subsidiary thereof is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect on the Company or its business of financial condition.

2.03 Filings, Consents and Approvals. The Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing, qualification or registration with, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of this Agreement, the Series E Preferred Stock and both of them. No further approval is required for the issuance or sale of the Series E Preferred Stock or any shares of Common Stock issuable upon the conversion or exchange of, in payment of interest on, or otherwise pursuant to the Series E Preferred Stock (the "Underlying Shares").

2.04 Issuance and Reservation of Securities. The Series E Preferred Stock and the Underlying Shares are duly authorized. Any Underlying Shares, when issued in accordance with the terms of Series E Preferred Stock, will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, freely tradable and without any legends thereon. The Company will, and at all times, reserve from its duly authorized capital stock for issuance upon conversion pursuant to the Series E Preferred Stock 433,738,700 shares of Common Stock into which the Series E Preferred Stock is convertible (without regard to any limitations on ownership or conversion set forth therein).

2.05 Private Placement. No registration under the Securities Act of 1933, as amended (the "1933 Act"), is required for the issuance of the Series E Preferred Stock or any Underlying Shares in accordance with the terms hereof and thereof.

2.06 No Inside Information. Neither the Company nor any Person acting on its behalf has provided the Holder or its counsel with any information that constitutes or might constitute material, non-public information concerning the Company.

2.07 Equal Consideration. Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance, exchange or any other action with respect to any provision of the Agreement Portion.

2.08 Survival & Delivery of Documents to the Holder. All of the Company's warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the Parties hereto and continue for a period of 5 years after the date of this Agreement.

2.09 Documents RE: Series E Preferred Stock. Further, contemporaneous with the execution and delivery of this Agreement to the Holder, the Company hereby further delivers the following: (a) a duly executed copy of the Series E Preferred Stock (attached hereto to Exhibit A); and the Holder delivers the Original LOC to the Company. The Parties agree that time is of the essence in connection with the deliveries set forth in this Agreement and the obligations imposed on the Company are material to this Agreement.

2.10 Holding Period for Series E Preferred Stock. Pursuant to Rule 144 promulgated under the 1933 Act: the holding period of the Series E Preferred Stock (and the underlying shares of Common Stock issuable upon conversion thereof or in payment of interest thereon) shall begin on the Original LOC issuance date. The Company agrees not to take a position contrary to this paragraph.

2.11 Legal Opinion. The Company hereby agrees to allow the Holder's legal counsel to issue a legal opinion to the Holder and the Company's Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to said agent and counsel to the Company, including an opinion that all shares issuable upon conversion of the Series E Preferred Stock or in payment of interest thereunder) may be sold pursuant to Rule 144. The Company acknowledges that certificates representing any such shares may be issued without a restrictive legend as required pursuant to Section 2.04.

2.12 Public Information. So long as the Holder owns the Series E Preferred Stock and/or Underlying Shares, the Company shall timely file (or timely obtain extensions in respect thereof and file within the applicable grace period) all reports and definitive proxy or information statements required to be filed by the Company under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and shall not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations promulgated thereunder would otherwise permit such termination).

2.13 Conversion Procedures. The form of Conversion Notice included in the Series E Preferred Stock sets forth the totality of the procedures required of a Holder in order to convert Series E Preferred Stock. No additional legal opinion or other information or instructions shall be required of the Holder to convert the Series E Preferred Stock, except as required under the Securities Act of 1933, as amended. The Company shall honor all conversions of the Series E Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth therein to the extent permitted by law.

3.00 Miscellaneous.

3.01 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile signature, delivery of PDF images of executed signature pages by email or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

3.02 Effect of Invalidity. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

3.03 Matter of Further Assurances & Cooperation. The Holder and the Company hereby agree and the Company further agrees that it shall provide further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement without unreasonable delay and in no event later than one (1) business after it receives any reasonable written request from the Holder.

3.04 Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnitees of each of the Parties to this Agreement.

3.05 Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the Parties, whether written or unwritten with the exception of the Company's profit-sharing plan and any agreements related

thereto.

3.06 Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

3.07 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

3.08 Consent to Jurisdiction. Each of the Company and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the State of Florida for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 4.9 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Company and the Holder hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

FOR THE COMPANY:

KONA GOLD BEVERAGES, INC.

By: ______________________

Name:

Title: CEO

FOR THE HOLDER:

ROBERT CLARK

By: ______________________

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